Exhibit 15.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements (No. 333-276528) on Form F-3, (No. 333-271154) on Form S-8 and (No. 333-269720) on Form S-8 of our reports dated April 30, 2024, with respect to the consolidated financial statements of Inter & Co, Inc .and the effectiveness of internal control over financial reporting.
/s/ KPMG Auditores Independentes Ltda.
Belo Horizonte, MG, Brazil
April 30, 2024